Exhibit 10.2

Entercom Communications Corp.

Incentive Compensation Repayment Policy & Stock Ownership Guidelines

ACKNOWLEDGMENT, CONSENT AND AGREEMENT

I acknowledge that I have received and reviewed a copy of the Entercom Communications Corp. Incentive Compensation Repayment Policy (as may be amended from time to time, the “Policy”) and I consent to and agree to be bound by and subject to its terms and conditions for so long as I am an “Executive” (as defined therein) under the Policy. I further acknowledge, understand and agree that, as an Executive, the Policy may affect the compensation that I receive or may become entitled to receive from the Company or its subsidiaries or affiliates under various agreements, plans and arrangements with the Company or its subsidiaries or affiliates.

Further, I acknowledge that I have received and reviewed a copy of the Entercom Communications Corp. Named Executive Officer Stock Ownership Guidelines (as may be amended from time to time, the “Ownership Guidelines”), which are included within the Company’s Corporate Governance Guidelines, and I consent to and agree to be bound by and subject to their terms and conditions for so long as I am a Named Executive Officer of Entercom Communications Corp.

Signed:	/s/ Richard J. Schmaeling
Print Name:	Richard J. Schmaeling
Date:	10-23-2019